Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust IV

Advisory Fee Rates

(amended as of May 11, 2023)

Name	Fee Rate
JPMorgan Emerging Markets Research Enhanced Equity Fund	0.25%
JPMorgan Equity Premium Income Fund	0.25%
JPMorgan Hedged Equity 2 Fund	0.25%
JPMorgan Hedged Equity 3 Fund	0.25%
JPMorgan International Hedged Equity Fund	0.25%
JPMorgan Institutional Tax Free Money Market Fund	0.08%
JPMorgan Municipal SMA Fund	N/A
JPMorgan Preferred and Income Securities Fund[1]	0.50%
JPMorgan Securities Lending Money Market Fund	0.08%
JPMorgan SmartRetirement 2065 Fund[2]	0.00%
JPMorgan SmartRetirement Blend 2015 Fund[3]	0.15%
JPMorgan SmartRetirement Blend 2065 Fund[2]	0.15%
JPMorgan Ultra Short Municipal Fund	0.15%

*  *  *  *  *

[1]	Initial term continues until October 31, 2023.
[2]	Initial term continues until October 31, 2024.
[3]	To liquidate on or about October 25, 2023.

JPMORGAN TRUST IV		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Timothy J. Clemens	By:	/s/ Brian S. Shlissel
Name:	Timothy J. Clemens	Name:	Brian S. Shlissel
Title:	Treasurer	Title:	Managing Director